Exhibit 1

4 August 2026

British American Tobacco Announces Pricing of $1,500,000,000 Notes Offerings

British American Tobacco p.l.c. (“BAT”) today announces that B.A.T Capital Corporation (the “Issuer”), a wholly owned subsidiary of BAT, has priced an offering of $1,500,000,000 aggregate principal amount of guaranteed debt securities consisting of (1) $750,000,000 5.300% Notes due 2033 and (2) $750,000,000 5.550% Notes due 2036 (the “Notes”).

The Notes will be fully and unconditionally guaranteed on a senior and unsecured and joint and several basis by BAT, B.A.T. International Finance p.l.c. (“BATIF”), B.A.T. Netherlands Finance B.V. (“BATNF”) and, unless its guarantee is released in accordance with the relevant indenture, Reynolds American Inc. (“RAI”).

The issuance of the Notes is expected to close on 5 August 2026, subject to customary closing conditions.

BAT intends to use the net proceeds of the offering of the Notes for general corporate purposes, including the potential repayment of existing indebtedness.

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Santander US Capital Markets LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. Bank of China Limited, London Branch, BBVA Securities Inc., Commerz Markets LLC and Lloyds Securities Inc. are acting as bookrunners. Emirates NBD Bank PJSC is acting as co-manager.

The offering of the Notes will be made under BAT’s existing effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”), which is available online at www.sec.gov. A preliminary prospectus supplement and an accompanying prospectus describing the terms of the offering and other information relating to the Issuer, BATIF, BAT, BATNF and RAI have been filed with the SEC. The shelf registration statement, the preliminary prospectus supplement and the accompanying prospectus may be obtained, free of charge, by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Santander US Capital Markets LLC toll-free at 1-855-403-3636 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

The preliminary prospectus supplement is also available at:

424B2 (sec.gov)

The shelf registration statement is also available at:

F-3ASR (sec.gov)

This communication shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes. This offering is being made only pursuant to the Form F-3 registration statement, the prospectus supplement and the accompanying prospectus and only to such persons and in such jurisdictions as is permitted under applicable law.

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About BAT

BAT is a leading global consumer goods company committed to accelerating the transition to a Smokeless World and reshaping its portfolio for long term sustainability. Its portfolio spans cigarettes and a rapidly growing range of smokeless alternatives, including Velo Modern Oral nicotine pouches, Vuse vapour and glo Heated Products. In 2025, BAT generated £25.6bn in revenue.

As of 30 June 2026, BAT’s Smokeless brands were used by 35.0 million adult consumers worldwide, many of whom have completely switched from – or have reduced their consumption of – cigarettes. Smokeless products accounted for 19.8% of Group revenue.

Backed by Omni™, its evidence based manifesto for change, the Company continues to strengthen its scientific capabilities across systems toxicology, clinical and behavioural research, and post market studies.

Alongside transforming its portfolio, BAT is advancing efforts to reduce its environmental footprint and support positive social impact across its value chain. In 2025, the Company received a Triple A rating from CDP for its disclosures on Climate Change, Water Security and Forests.

References to “BAT”, “the Company”, “Group”, “we”, “us” and “our” when denoting opinion refer to British American Tobacco p.l.c. and when denoting business activities refer to British American Tobacco p.l.c. and its subsidiaries, collectively or individually as the case may be. Collective expressions used in connection with business activities are used for convenience only and do not imply any other relationship between what are separate and distinct legal entities.

Forward-Looking Statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook,” “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, the offering of the Notes, our customer target ambition, our smokeless products revenue targets and our sustainability targets.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. The forward-looking statements should be read in conjunction with the other cautionary statements that are included in BAT’s filings with the SEC, including BAT’s 2025 Annual Report on Form 20-F and other reports furnished on Form 6-K.

The forward-looking statements in this announcement reflect knowledge and information available and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Additional information concerning these and other factors can be found in BAT’s filings with the SEC, including the Annual Report on Form 20-F filed on 13 February 2026 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, www.sec.gov.

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Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended; or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 and the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe for the Notes.

Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”) and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Enquiries:

Media Centre

press_office@bat.com | @BATplc

Investor Relations

IR_team@bat.com

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